EXHIBIT 11.0

                 KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                              Three months ended   Six months ended
                                                   June 30,            June 30,
                                              ------------------   -----------------
                                                1999       1998      1999      1998
                                              -------    -------   -------   -------
                                                      (in thousands, except
                                                        per share amounts)
Net earnings                                  $ 6,602    $ 6,675   $10,603   $11,715
                                               ======     ======    ======    ======

Basic earnings per share:
Weighted average number of common
  shares outstanding                           20,103     21,394    20,230    22,701
                                               ======     ======    ======    ======

     Basic earnings per share                 $   .33    $   .31   $   .52   $   .52
                                               ======     ======    ======    ======

Diluted earnings per share:
Weighted average number of common
  shares outstanding                           20,103     21,394    20,230    22,701
Dilutive shares applicable to stock options       117        344       111       320
                                               ------     ------    ------    ------

     Shares applicable to diluted earnings     20,220     21,738    20,341    23,021
                                               ======     ======    ======    ======

     Diluted earnings per share               $   .33    $   .31   $   .52   $   .51
                                               ======     ======    ======    ======